Exhibit 10.2

DEPARTMENT OF THE TREASURY
WASHINGTON, D.C. 20220

April 16, 2010

Mr. Robert Benmosche

President and Chief Executive Officer

American International Group, Inc.

70 Pine Street

New York, NY 10270

Re:                             Proposed Compensation Structures for Certain Executive Officers and Most Highly Compensated Employees (“Covered Employees 26 –100”)

Dear Mr. Benmosche:

Pursuant to the Department of the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance (the “Rule”), the Office of the Special Master has completed its review of your 2010 compensation submission on behalf of employees who are either executive officers of American International Group, Inc. (“AIG”) or one of AIG’s 100 most highly compensated employees, excluding those employees subject to Section 30.10 of the Rule (“Covered Employees 26 – 100”). The Special Master’s compensation reviews for Covered Employees 26 – 100 differ from the reviews of AIG’s “Top 25” employees, which addressed individual “amounts payable” to those employees, 31 C.F.R. § 30.16(a)(3)(i). For Covered Employees 26 – 100, the Rule does not require individual payment determinations; instead, the Special Master must determine only whether the proposed compensation structures “will or may result in payments that are inconsistent with the purposes of Section 111 of EESA or TARP, or are otherwise contrary to the public interest” (as applied to Covered Employees 26 – 100 of AIG, the “Public Interest Standard”). Id. § 30.16(a)(3)(ii).

On December 11, 2009, the Special Master issued determinations (the “2009 Determinations”) designed to ensure that 2009 compensation structures for AIG’s 2009 Covered Employees 26 – 100 met the Public Interest Standard. The 2009 Determinations were informed by a number of considerations, including each of the principles articulated in the Rule. Id. § 30.16(b)(1). In particular, the determinations emphasized allocating significant portions of compensation to long-term structures tied to AIG’s overall value, using structures that are performance-based and easily understood by shareholders, and protecting the Company’s ability to remain a competitive enterprise and ultimately to repay the its taxpayer assistance.

The Special Master has concluded that, for the reasons provided in the 2009 Determinations, the principles and requirements of those determinations should generally continue to apply in 2010. Accordingly, the Special Master has determined that the compensation structures described in Annex A, which reaffirm the compensation structures approved in 2009, are consistent with the Public Interest Standard. AIG’s proposed compensation structures, with minor modifications, are consistent with the Special Master’s prescriptions, which require that:

•                  Compensation may be provided in three primary components: cash salary, stock salary, and incentive compensation. The amounts and conditions of the components for each Covered Employee will be determined by AIG’s compensation committee.

•                  Compensation must be performance-based. Fixed compensation should consist only of cash salaries and stock salaries at levels sufficient to attract and retain employees and provide them a reasonable level of liquidity. Cash salaries should not exceed $500,000 per year, except in exceptional cases for good cause shown, as certified by the Company’s independent compensation committee.

•                  Compensation must emphasize long-term results. At least 50% of any incentive payment to a Covered Employee must be delivered in long-term stock. In most cases, half of total pay — whatever the overall mix of components for that individual — must not be transferable for at least three years.

•                  Stock compensation must constitute a significant portion of each Covered Employee’s compensation structure. For employees who earn more than $500,000 in total cash, that portion must be 55% at the minimum.

•                  Incentives may be paid if—and only if—the payments are appropriate in light of AIG’s overall circumstances and a particular Covered Employee achieves objective performance metrics. Incentive payments must be subject to “clawback” if the performance assessment resulting in the compensation is later discovered to be inaccurate.

•                  Incentive payments must be payable over time and delivered in a mix of cash and stock, and the total value of all incentive compensation payments cannot exceed a specified percentage of the company’s eligible earnings, to be determined by the compensation committee.

•                  The restrictions described in the Special Master’s previous determinations pertaining to perquisites, severance benefits, hedging transactions, tax “gross-ups” and supplemental executive retirement plans shall continue to apply to Covered Employees 26 – 100.

The Special Master’s determinations are limited to the compensation structures described in Annex A, and shall not be relied upon with respect to any other employee. The determinations have relied upon, and are qualified in their entirety by, the accuracy of the materials submitted by AIG to the Office of the Special Master, and the absence of any material misstatement or omission in such materials. Pursuant to the Interim Final Rule, AIG may, within 30 days of the date hereof, request in writing that the Special Master reconsider the determinations set forth in Annex A. If the Company does not request reconsideration within 30 days, these initial determinations will be treated as final determinations. Id. § 30.16(c)(1).

Very truly yours,

/s/ Kenneth R. Feinberg
Kenneth R. Feinberg
Office of the Special Master for TARP Executive Compensation
Attachments
cc:	Jeffrey Hurd, Esq.
Marc R. Trevino, Esq.

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ANNEX A

APPROVED 2010 COMPENSATION STRUCTURES

This Annex sets forth terms and conditions for the 2010 compensation structures for AIG’s 2010 Covered Employees 26 – 100. (For the avoidance of doubt, if the compensation structure for a Covered Employee fits within the $500,000 “safe harbor” exemption set forth in Section 30.16(a)(3)(ii) of the Rule, the Special Master’s approval is not required for that employee’s compensation structure.) Capitalized terms used in this Annex have the meaning given to them in the preceding letter. To the extent that AIG’s proposed structures do not meet the principles and requirements of this Annex, AIG must make such modifications as are necessary to comply with such principles and requirements.

1.              Primary Components of Compensation

•                Cash salary. Covered Employees should not receive cash salaries payments in excess of $500,000, other than in exceptional circumstances for good cause shown. Any such exceptions must be individually certified to the Office of the Special Master by AIG’s compensation committee, which is comprised solely of independent directors.

•                Stock salary. Stock salary must be determined as a dollar amount through the date salary is earned, be accrued at the same time or times as the salary would otherwise be paid in cash, and vest immediately upon grant, with the number of shares or units based on the fair market value on the date of grant. Whether a grant or payment that is labeled stock salary is salary or a bonus for purposes of the Rule is determined based on all the facts and circumstances.

•                Incentive compensation. Under any incentive compensation structure, payments to a Covered Employee must be conditioned upon achievement of objective performance criteria (other than continued service), with such achievement to be assessed and certified by the compensation committee. Performance criteria must be developed by the compensation committee and may be reviewed by the Office of the Special Master. The aggregate amount of incentives paid to Covered Employees for performance achieved only in 2010 may not exceed a specified percentage of AIG’s eligible earnings. The amount and calculation of such eligible earnings will be determined by the compensation committee and may be reviewed by the Office of the Special Master.

2.              Allocation Rules

•                Application of allocation rules. The allocation rules apply to each Covered Employee’s 2010 “primary compensation structure,” which is equal to the sum of the amounts potentially payable to a Covered Employee (1) in 2010 cash salary, (2) in 2010 stock salary, or (3) under 2010 incentive plans. For purposes of these determinations, 2010 incentive plans are plans for which incentives are earned (a) solely with respect to 2010, and (b) under a multi-year incentive plan established in 2010. Compliance with the allocation rules is to be assessed based on a Covered Employee’s primary compensation structure as designed and established in 2010, assuming both target level of achievement under each incentive plan and maximum level of achievement under each incentive plan.

•                Equity allocation. For a Covered Employee whose 2010 primary compensation structure includes more than $500,000 of cash compensation, at least 55% of his or her 2010 primary compensation structure must be allocated to stock compensation. AIG may allocate less than 55% of a Covered Employee’s 2010 primary compensation structure to stock compensation if the cash allocation of the employee’s primary compensation structure does not exceed $500,000, provided that for such employee the allocation in the employee’s 2010 primary compensation

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structure to stock compensation must constitute a significant portion of the primary compensation structure.

•                Long-term allocation. At least 50% of each Covered Employee’s 2010 primary compensation structure must be allocated to primary components of compensation that will not be paid or become transferable prior to the third anniversary of grant. For a Covered Employee whose 2010 primary compensation structure does not include more than $500,000 of cash compensation, the long-term allocation rule excludes cash salary.

3.              Additional Terms and Conditions

•                Payment of incentives. No payment or stock compensation grant under a 2010 incentive plan may be made prior to the conclusion of the applicable performance period. Payment under each 2010 incentive plan must consist of at least 50% stock compensation; however, no cash may be paid under an incentive plan to a Covered Employee unless either (1) 50% of the target incentive amount under such plan has been first paid in the form of stock compensation, or (2) at the time of such payment, the percentage of compensation actually received in stock under such Covered Employee’s 2010 primary compensation structure equals or exceeds the percentage of stock compensation required in such Covered Employee’s compensation structure.* The stock compensation paid under a 2010 incentive plan may not be transferred or otherwise redeemed prior to the third anniversary of grant, provided that any performance period exceeding one year in an incentive plan may be counted toward this three-year holding period. For a Covered Employee whose 2010 primary compensation structure includes more than $500,000 of cash compensation, at least 50% of the amount payable in cash under each incentive plan must be deferred at least one year after the date of the initial cash payment under that plan.

•                Stock compensation generally. For purposes of these determinations, “stock” compensation means the securities referenced by the “basket” described in Part IV of the March 23, 2010, determinations for AIG’s “Top 25” executives, or, for purposes of “long-term restricted stock” (as defined in the Rule) only, AIG common stock or common stock units. No stock compensation paid to a Covered Employee may be redeemed or become transferable prior to the first anniversary of the date on which such stock compensation vests. Notwithstanding the requirements of the foregoing sentence and the transferability restrictions otherwise applicable to any stock compensation, (1) an amount of stock sufficient to cover an employee’s tax withholding obligations may become immediately transferable to the extent necessary to satisfy the employee’s obligations, and (2) to the extent permitted by the Rule, stock may become immediately transferable upon an employee’s death or separation from service resulting from disability, as defined in the Company’s broad-based long-term disability plan.

*                 For example: E, a Covered Employee, participates in an incentive program that meets the structural requirements of this Annex, and has a target incentive payment of $100. If E achieves the applicable performance criteria, E would be eligible for a payment of $100, consisting of stock compensation of at least $50, and up to $50 in cash. On the other hand, if E fails to fully meet the performance criteria and as a result is eligible to receive $75 in incentive payments, the amount of E’s incentive payable in cash will depend on whether E previously received 2010 stock compensation, such as stock salary. If E had not received other stock compensation, only $25 of the payment could be in cash because no cash could be paid prior to the payment of 50% of the target payment — $50 in this case — in stock compensation. If, however, E had received other stock compensation, the amount of cash payable under the incentive plan could exceed $25, but only to the extent the cash proportion of compensation actually paid to E with respect to 2010 would not exceed the portion required to be allocated to cash in E’s primary compensation structure.

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•                Clawbacks and hedging. Any incentive payment must be subject to “clawback” if the payment or the amount thereof was based on materially inaccurate financial statements (which term includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, or if the Covered Employee is terminated due to misconduct that occurred during the period the incentive was earned. In addition, the compensation structure for each Covered Employee must prohibit the employee from engaging in any derivative or similar transaction with respect to AIG that would undermine the long-term performance incentives created by the compensation structures set forth in this Annex.

•                Employees entering the “Top 25”. If AIG reasonably concludes that a Covered Employee may become one of the “Top 25” employees in 2011, the compensation structure for that Covered Employee will be subject to the following additional terms and conditions to assure compliance with pertinent statutory and regulatory requirements. Any payment under a 2010 incentive plan that would be payable to the Covered Employee in cash in the first quarter of 2011 consistent with the terms of this Annex may be paid on or before December 31, 2010. In addition, notwithstanding the other requirements of this Annex, any incentive compensation for performance in 2010 may be paid to the Covered Employee in the form of AIG common stock (but not stock units) that vests on or before December 31, 2010, provided that the transferability of such stock shall be consistent with the structural principles of this Annex. Finally, notwithstanding the other requirements of this Annex, up to one-third of the Covered Employee’s “annual compensation” for 2010 may be paid in the form of “long-term restricted stock,” as those terms are defined in the Rule.

•                Severance. No 2010 compensation structure may establish the right to a “golden parachute” payment (as defined in the Rule) or permit an increase in the amount of such a payment under an already-existing arrangement.

4.              Other components of compensation

•                Tax gross-ups. AIG is prohibited from providing (formally or informally) tax gross-ups to any of the Covered Employees, in the same manner as the gross-up prohibition applies to “Top 25” employees under the Rule.

•                Other compensation and perquisites. No more than $25,000 in total other compensation and perquisites may be provided to any Covered Employee, absent exceptional circumstances for good cause shown, as defined by pertinent SEC regulations. Payments to Covered Employees under expatriate arrangements, not to exceed $350,000 per employee (excluding “tax equalization agreements” as defined in the Rule), are excluded from the limitation in the foregoing sentence.

•                Supplemental executive retirement plans and non-qualified deferred compensation plans. No amounts may be accrued under supplemental executive retirement plans, and no Company contributions may be made to other “non-qualified deferred compensation” plans, as defined by pertinent SEC regulations, for any Covered Employee for 2010. For the avoidance of doubt, neither the foregoing limitation nor the corresponding limitation in the 2009 Determinations (1) applies to employee-funded elective deferral arrangements, or (2) precludes continuing recognition of age and service credit for Company employees for the purposes of vesting in previously accrued benefits under any plans referred to in this paragraph.

•                Qualified plans. For the avoidance of doubt, the Special Master has determined that participation by the Covered Employees in broad-based, tax-qualified retirement and health and welfare plans is consistent with the Public Interest Standard, and amounts contributed to or payable under such plans are not counted against the $25,000 limit on other compensation and perquisites.

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